CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement on Form S-4, of our report dated July 25, 2013, relating to the financial statements of Infinity Cross Border Acquisition Corp. (a corporation in the development stage) and to the reference to our Firm under the caption “Experts” in the Prospectus.

Tel Aviv, Israel

April 4, 2014

Ziv Haft
Certified Public Accountants (Isr)
BDO Member Firm